UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Checkpoint System, Inc.
(Name of Registrant as Specified in Its Charter)

North Star Partners, LP North Star Partners II, LP NS Advisors, LLC Howard Hoffmann Andrew Jones Jane Scaccetti
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NS Advisors, LLC, together with the other participants named herein (collectively, “North Star”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of North Star’s slate of three highly-qualified director nominees to the Board of Directors of Checkpoint System, Inc., a Pennsylvania corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

FOR IMMEDIATE RELEASE

North Star Partners Opposes Checkpoint Sale to CCL Industries

Buyout Price of $10.15 Significantly Undervalues Checkpoint and Its Prospects

Nominates Three Highly-Qualified Independent Directors to the Board

Westport, CT – March 3, 2016 – North Star Partners, LLC (“North Star”), one of Checkpoint System, Inc.’s (“Checkpoint” and, the “Company”) (NYSE: CKP) largest shareholders, owning 3.9% of the Company’s shares outstanding, delivered a letter to the Company’s Chairman of its board of directors, Stephen David, today announcing that it opposes the sale of Checkpoint to CCL Industries, Inc. for $10.15 per share.  In addition, to ensure shareholder value is protected and maximized, North Star announced that on March 1, 2016, it nominated three candidates for election to Checkpoint’s board of directors at the Company’s upcoming Annual Meeting of Shareholders.

In the letter sent to Checkpoint today, Andy Jones, Managing Partner of North Star stated, “[t]he undervaluation of Checkpoint compared to its intrinsic value is now more acute than ever.”  Mr. Jones continued, “North Star will not sit quietly and allow this transfer of value from public stockholders to CCL go unchallenged.”

The full text of the letter follows:

March 3, 2016

Mr. Stephen N. David
Chairman of the Board
Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086

Dear Mr. David:

NS Advisors, LLC (“North Star”, “North Star Partners”, or “us”) currently owns 1,612,046 shares, or approximately 3.9%, of Checkpoint Systems, Inc. (“Checkpoint”, “CKP”, or the “Company”), and we are writing to express our extreme disappointment with your decision to endorse a takeover of our Company by CCL Industries, Inc. (“CCL”) for $10.15 per share, a price that we believe to be substantially below the true intrinsic value of the business.

As you know from our previous correspondence with the Board of Directors (the “Board”), North Star acquired its Checkpoint shares because we considered, and continue to consider, Checkpoint’s stock to be substantially undervalued.  We believed (and continue to believe) that the Company has significant upside potential as an independent company under the appropriate leadership team.

The undervaluation of Checkpoint, compared to its intrinsic value, is now more acute than ever.  The inadequacy of the deal price is most visible in the 6.7 times trailing ebitda multiple that is inferred from the press release issued by CCL on March 2, 2016 (Checkpoint’s press release fails to highlight the low valuation).  The actual trailing ebitda multiple is likely much lower, after adjusting for $15 million in cost savings that management has identified for 2016, the $7-10 million decline in extraordinary consultant and R&D expense hitting 2015 numbers, and the growth in the core business that is widely expected.  While the trailing ebitda multiple has been depressed under the current management team, it still has averaged 8.2 times over the last 3 years.  If the Company were sold at a 20% deal premium to just this 8.2 average, shareholders would have realized a price closer to $15 per share, not the $10.15 per share that the Board approved.

The opportunity that exists in Checkpoint is evident in CCL’s March 2nd presentation, in which it specifically highlighted, among other things:1

•	Meaningful earnings accretion with an attractive return profile;
•	Checkpoint’s blue chip customer base;
•	Attractive recurring revenue model;
•	Up to $40 million ($30 million in US) in annual synergies achieved within 18 months of the transaction;
•	Opportunity to improve net working capital efficiency;
•	Checkpoint’s asset-light business model and working capital opportunities = robust free cash flow and drive rapid de-leveraging; and
•	RFID opportunity growing approximately 24% per year, 2015-2018

These highlights certainly don’t seem to describe a business that should sell for less than 6.7 times trailing ebitda, a fact that is underscored by the confidence expressed during CEO George Babich’s discussion of the Company’s growth prospects during the last earnings call.2

George made the following statement while commenting on the Company’s sales pipeline:

“. . . the conversion of just a small handful of these RFID, EAS or R&D projects to an enterprise-wide rollout will dramatically change our near-term top and bottom line financial trajectory.”

George also made a bullish statement while commenting on The Global Retail Theft Barometer:

“. . . we believe that after a report such as this reflecting an increase in shrinkage, retailers will shift more investment spending back into loss prevention solutions, and we expect that will be the case in 2016.”

In the Q&A following CCL’s presentation to its shareholders on March 2, 2016, CCL management was asked about the underperformance of Checkpoint and the opportunity for cost savings.  In their response they noted:

“. . . it's a company that had many changes of management. So it’s all an indication that things are not quite right . . . .   And to us, it's clearly underperforming, clearly could do much better, clearly has a nice position in the retail and apparel marketplace. I think it's just performance. “

We are not alone in our belief that a sale of Checkpoint for $10.15 per share grossly undervalues the business.  In a note issued by sell-side analyst Imperial Capital shortly after the transaction was announced, Imperial stated:

“We believe that the stated valuation of US$443mn is disappointing, relative to the company’s prospects several years ago, the reportedly ‘large pipeline discussion’ Checkpoint has been having with key retailers, and the 6.9x FY15E EV/EBITDA valuation which the company is being valued at by CCL (which is below average for our select group of applied security technology vendors).”

1 See CCL Industries Checkpoint Systems Acquisition, Investor Update, March 2, 2016.  Available at: http://www.cclind.com/investors/presentations
2 See Checkpoint Systems Inc., Q3 2015 Earnings Call Transcript, November 4, 2015.

North Star will not sit quietly and allow this transfer of value from public stockholders to CCL Industries go unchallenged.

Over the last year, through several in-person meetings, telephone calls and detailed letters to the full Board, we have actively encouraged the Company to address its poor corporate governance; poor governance that facilitated the Board’s decision to endorse such an obviously unfair transaction.

As you well know, each of our attempts to compel the Company to improve its remarkably substandard governance has been blatantly ignored by the Board.  It’s important to note that we are not alone in our concerns about the poor governance at Checkpoint: Institutional Shareholder Services (ISS), in its report on May 21, 2015, gave the Company a risk rating of “10”, the lowest possible rating that can be awarded to any company.

ISS also recommended that shareholders vote against the advisory vote on executive compensation held at the June 2015 annual meeting, citing the lack of alignment of pay with stock price performance and the use of above-median benchmarking for executive compensation despite Checkpoint’s negative total shareholder returns.  In a stunning rebuke, shareholders wisely and overwhelmingly voted against the Company’s compensation plan, sending a strong message to the Board that dramatic change was needed to protect shareholders’ interests.  Again, the Company predictably ignored shareholders’ wishes, and, instead of implementing overdue change, the Board rewarded you - the head of the compensation committee responsible for orchestrating and approving this poorly designed plan, by promoting you to Chairman of the Board!  A disconcerting vote of confidence that clearly demonstrates the Board must be reconstituted with individuals who will ensure shareholder value is protected and maximized.

Because of this Board’s longstanding refusal to adopt improved corporate governance practices, on March 1, 2016, we provided notice to the Company of our intention to nominate an alternate slate of three directors for election at this year’s annual meeting.  We are confident that our nominees, if elected, will vastly improve the Board’s composition and create a sense of urgency to reset the Company on a path to recovering the value that has been destroyed by current management under the supervision of a Board that as currently composed is apparently disconnected with the interests of shareholders.

No doubt you and the rest of the Board were keenly aware that you would likely face opposition to the election of such deeply entrenched and ineffective directors at this year’s annual meeting.  Instead of allowing shareholders the opportunity to elect representatives that would truly represent their interests and hold management accountable, the Board has entered into a poorly conceived transaction that significantly undervalues the future prospects and earnings potential of our business.  It appears that the Board is leaving no stone unturned in its attempts to avoid the indignity of losing its hand-picked members.  Why else would it agree to sell the Company at a price that is 25% below where the stock traded just a year ago?

While Checkpoint’s shareholders are clearly aware of the shortcomings of the Board’s poor decision making and management’s underperformance, the solution here is not to give the Company away at a cheap price.  The solution is to focus on improving Checkpoint -- under the oversight of a strengthened Board, and to make the changes necessary to correct the performance issues so that the current owners of the Company can reap the full benefit, not some opportunistic third party!  This Board’s lack of appropriate oversight that has done nothing about management’s failure to improve results is not an acceptable reason to sell the Company at a discounted price.  If an appealing opportunity exists to pursue strategic alternatives, then a reconstituted and improved Board should be charged with evaluating the options with the best interests of shareholders in mind.  In contrast, the proposed transaction with CCL clearly fails to reflect the Company’s long term intrinsic value and there is no justifiable reason to sell the Company today at such a deep discount.  From the shareholders’ perspective, this transaction would close out the bright future we have in RFID, lock in losses for your long-term shareholders and likely reward a big pay day to an undeserving management.

Your duty as Chairman of the Board is to protect shareholders from precisely this kind of harm. We are calling on you to fulfill your responsibilities.

Sincerely,

/s/ Andrew R. Jones

Andrew R. Jones, CFA

Investor Contact:

Andy Jones
North Star Partners
203-227-9898

Media Contact:

Damien Park
Hedge Fund Solutions, LLC
215-325-0514

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

North Star Partners, LP, together with the other participants named herein (collectively, “North Star”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of shareholders of Checkpoint Systems, Inc., a Pennsylvania corporation (the “Company”).

NORTH STAR STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are North Star Partners, LP, North Star Partners II, LP, NS Advisors, LLC, Howard Hoffmann, Andrew Jones, and Jane Scaccetti.

As of the date hereof, North Star Partners, LP directly owns 1,077,004 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”).  As of the date hereof, North Star Partners II, LP, directly owns 535,042 shares of Common Stock.  NS Advisors, LLC, as the general partner of North Star Partners, LP, may be deemed the beneficial owner of the 1,077,004 shares of Common Stock directly owned by North Star Partners, LP.  NS Advisors, LLC, as the general partner of North Star Partners II, LP, may be deemed the beneficial owner of the 535,042 shares of Common Stock directly owned by North Star Partners II, LP. As of the date hereof, none of Howard Hoffmann, Andrew Jones, or Jane Scaccetti directly or indirectly beneficially own any shares of Common Stock.